Exhibit 99.1

Gevo Announces Appointment of Carol Battershell to Board of Directors

ENGLEWOOD, Colo., January 5, 2023 -- Gevo, Inc. (NASDAQ: GEVO) is pleased to announce that Carol J. Battershell has been appointed to its Board of Directors. Ms. Battershell is a seasoned executive with nearly 40 years in the energy sector in the United States and internationally. Carol is currently the Chief Executive Officer at Battersea Energy LLC, an energy consulting company and she previously served as Principal Deputy Director in the Office of Policy at the U.S. Department of Energy (“DOE”).

“We are excited to have Carol join our Board of Directors,” said Dr. Patrick Gruber, CEO of Gevo. “Her industry expertise and Department of Energy experience will be an invaluable resource to Gevo as we work towards our goal of production and delivery of a billion gallons of sustainable aviation fuel.”

In her ten years with the DOE, Carol led multi-billion dollar technical programs; ran the Energy Efficiency and Renewable Energy field operations office, and was a key contributor to two multi-Agency energy policy reviews. Prior to the DOE, Carol worked for 25 years in the energy industry for BP where she held roles in operations management, strategy development, financial management, and policy development.

Carol holds a BS in Engineering from Purdue University with a specialization in environmental engineering and an MBA from Case Western Reserve University.

Carol serves on the Board of Directors for BluEarth Renewables Inc., a private renewable energy production company; and previously served on the Board of Directors for Arotech Corporation, a portable energy solution and training simulator company, from 2016-2017 where she served as the chair of the Nominating Committee and as a member of the Audit Committee.

“I’m excited to join the Gevo team and contribute to the company’s mission of creating a more sustainable future through the use of renewable technologies,” said Ms. Battershell. “Gevo’s work in this space is remarkable, and I am excited by the momentum that is continuing to build.”

The addition of Carol Battershell to the Gevo Board of Directors is effective immediately.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full life cycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their life cycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that the Argonne National Laboratory GREET model is the best available standard of scientific-based measurement for life cycle inventory or LCI.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, without limitation, including the appointment of Carol Battershell and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2021, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Media Contact

Heather L. Manuel
+1 303-883-1114
PR@gevo.com